Exhibit 5.2

[NEXSEN PRUET, PLLC LETTERHEAD]

July 15, 2009

Tyson Foods, Inc.

2200 Don Tyson Parkway

Springdale, AR 72762-6999

Re:	Tyson Farms, Inc. and Carolina Brand Foods, LLC

Ladies and Gentlemen:

We are issuing this letter in our capacity as local North Carolina counsel for and at the request of Tyson Farms, Inc., a North Carolina corporation, and Carolina Brand Foods, LLC, a North Carolina limited liability company (collectively, the “Opinion Guarantors”), in connection with the proposed registration by Tyson Foods, Inc., a Delaware corporation (the “Issuer”), of up to $810,000,000 in aggregate principal amount of the Issuer’s 10.50% Senior Notes due 2014 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 26, 2009, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (which includes the Opinion Guarantors) named within the Registration Statement (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of March 9, 2009, by and among the Issuer, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 10.50% Senior Notes due 2014, of which we understand $810,000,000 in aggregate principal amount is outstanding (the “Old Notes”) and the related guarantees from the Guarantors.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

(i) the articles of incorporation, by-laws, articles of organization, operating agreement, certificate of formation, limited liability company agreement or other governing instrument or statute of the Opinion Guarantors, as applicable, as those may have been amended and/or restated from time to time;

(ii) minutes and records of the Opinion Guarantors with respect to the issuance of the Exchange Notes and the Guarantees;

(iii) the Registration Statement; and

(iv) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 9, 2009, among the Issuer, the Guarantors and the initial purchasers named therein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Opinion Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Opinion Guarantors. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

July 15, 2009

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Opinion Guarantors and others.

Based upon and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Guarantees of each of the Opinion Guarantors will be validly issued by each such Opinion Guarantor and will be a binding obligation of each such Opinion Guarantor.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

With regard to the Guarantees, we express no opinion with respect to:

(a)	The enforceability of provisions concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

(b)	The enforceability of provisions purporting to waive the right of jury trial.

(c)	Any opinion as to: (1) any state securities (or “blue sky”) law or regulations, or (2) any federal securities law or regulations.

(d)	The enforceability of provisions purporting to reconstitute the terms thereof as necessary to avoid a claim or defense of usury.

(e)	The enforceability of provisions purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefore, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees.

(f)	The enforceability of provisions providing for arbitration.

(g)	Provisions relating to evidentiary standards or other standards by which the Agreement is to be construed.

(h)	Limitation of enforcement of the Guarantees by the provisions of Chapter 26 of the North Carolina General Statutes relating to waiver of defenses by reason of extension of time for payment.

(i)	The enforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

(j)	The enforceability of severability provisions.

(k)	The enforceability of provisions permitting the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform.

(l)	The enforceability of provisions that purport to create rights of setoff otherwise than in accordance with applicable law.

July 15, 2009

We do not express any opinion herein concerning any law other than the law of the State of North Carolina, the North Carolina Business Corporation Act and the North Carolina Limited Liability Company Act (including all reported judicial decisions interpreting any of the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Nexsen Pruet, PLLC